Exhibit 99.1

VIRGIN AMERICA REPORTS AUGUST 2016 OPERATIONAL RESULTS

San Francisco - September 9, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for August 2016. The airline’s traffic (measured in revenue passenger miles) increased 19.9 percent on capacity (measured in available seat miles) that was 16.4 percent higher from the same month in 2015.

Load factor was 86.1 percent, an increase of 2.5 points from August 2015. The number of onboard passengers increased 14.8 percent from the same month last year.

	August				August Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	1,144,309	954,152	19.9%		8,089,165	6,900,203	17.2%
Available Seat Miles (000)	1,328,747	1,141,438	16.4%		9,619,757	8,290,283	16.0%
Passenger Load Factor	86.1%	83.6%	2.5	pts	84.1%	83.2%	0.9	pts
Onboard Passengers (000)	744	648	14.8%		5,354	4,614	16.0%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards for the past eight consecutive years and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past nine consecutive years. For more: www.virginamerica.com